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                                                                    EXHIBIT 99.4

                               OFFER TO ACQUIRE

                    EACH OUTSTANDING SHARE OF COMMON STOCK

    (INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                               PURCHASE RIGHTS)

                                      OF

                                 BAREFOOT INC.

                                      BY

                       SERVICEMASTER LIMITED PARTNERSHIP

                      FOR, AT THE ELECTION OF THE HOLDER,

             (I) $16.00 IN CASH, OR (II) A FRACTION OF A SHARE OF

                       SERVICEMASTER LIMITED PARTNERSHIP

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON        , FEBRUARY   , 1997, UNLESS EXTENDED.


                                                               January   , 1997

To Our Clients:

  Enclosed for your consideration is the Offering Circular/Prospectus, dated January , 1997 (the "Offering Circular/Prospectus"), and the related Letter of Transmittal/Form of Election (the "Letter of Transmittal/Form of Election", together with the Offering Circular/Prospectus, the "Offer") relating to the offer by ServiceMaster Limited Partnership, a Delaware limited partnership ("ServiceMaster"), to acquire each outstanding share of common stock, par value $.01 per share (the "Barefoot Shares"), of Barefoot Inc., a Delaware corporation ("Barefoot"), together with the associated Series A Junior Participating Preferred Stock Purchase Rights, not already owned by ServiceMaster, for, at the election of the holder, either: (i) $16.00 in cash, without any interest thereon (the "Cash Consideration"); or (ii) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share ("ServiceMaster Share") of limited partnership interest in ServiceMaster, determined by dividing $16.00 by the greater of (x) $23.00 or
(y) the average (without rounding) of the closing price (the "Average ServiceMaster Share Price") of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the Expiration Date (as defined in the Offering Circular/Prospectus) and rounding the result to the nearest one one-hundred thousandth of a share (the "Share Consideration" and collectively with the Cash Consideration, the "Offer Consideration"). Pursuant to the Offer, Barefoot stockholders may elect to receive all cash or all ServiceMaster Shares or any combination thereof. There is no limit on the percentage of the Offer Consideration which may be received as cash or as ServiceMaster Shares. The Offer is made upon the terms and subject to the conditions set forth in the Offer. This material is being sent to you as the beneficial owner of Barefoot Shares held by us for your account but not registered in your name. A TENDER OF SUCH BAREFOOT SHARES MAY ONLY BE MADE BY US PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL/FORM OF ELECTION IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER BAREFOOT SHARES HELD BY US FOR YOUR ACCOUNT.
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  Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Barefoot Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

  Your attention is directed to the following:

    1. The Offer Consideration for each Barefoot Share is, at your election, either (i) $16.00 in cash or (ii) a fraction of a ServiceMaster Share determined by dividing $16.00 by the greater of (x) $23.00 or (y) the Average ServiceMaster Share Price.

    2. The Offer is being made pursuant to an Acquisition Agreement and a related Plan and Agreement of Merger, each dated as of December 5, 1996, by and among ServiceMaster, ServiceMaster Acquisition Corporation (a wholly owned subsidiary of ServiceMaster) and Barefoot. The Acquisition Agreement is attached to the Offering Circular/Prospectus as Annex A-I and the Plan and Agreement of Merger is attached to the Offering Circular/Prospectus as Annex A-II.

    3. The Offer and withdrawal rights will expire at 12:00 midnight, New
  York City time, on        , February   , 1997, unless the Offer is
  extended.

    4. The Offer is being made for all outstanding Barefoot Shares. The Offer is conditioned upon, among other things, a minimum number of the outstanding Barefoot Shares being tendered for either cash or ServiceMaster Shares pursuant to the Offer such that, when added to all Barefoot Shares owned by ServiceMaster prior to consummation of the Offer, ServiceMaster will own at least 75.0% of the Barefoot Shares which shall be outstanding as of the consummation of the Offer. ServiceMaster, as of the date hereof, beneficially owns 289,000 Barefoot Shares or approximately 2.0% of the outstanding Barefoot Shares. The Offer is also subject to other terms and conditions set forth in the section of the Offering Circular/Prospectus entitled "THE OFFER--Conditions to the Offer" (all such conditions are referred to as the "Offer Conditions").

    5. In addition to the Offer, pursuant to the Plan and Agreement of Merger, assuming the satisfaction of the Offer Conditions, ServiceMaster Acquisition Corporation will be merged, as promptly as possible after the consummation of the Offer, with and into Barefoot for $16.00 in cash per Barefoot Share without interest thereon and upon the terms and conditions set forth in the Plan and Agreement of Merger.

    6. Stockholders who tender Barefoot Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in General Instruction H-4 of the Letter of Transmittal/Form of Election, stock transfer taxes on the acquisition of Barefoot Shares by ServiceMaster pursuant to the Offer.

  The Offer is being made to all holders of Barefoot Shares. ServiceMaster is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If ServiceMaster becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, ServiceMaster will make a reasonable good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such reasonable good faith effort, ServiceMaster cannot comply with any applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Barefoot Shares residing in such jurisdiction. In those jurisdictions where the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of ServiceMaster by Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  If you wish to have us tender any or all of your Barefoot Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you authorize the tender of your Barefoot Shares, all such Barefoot Shares will be tendered unless otherwise specified on the instruction form set forth below.

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  INSTRUCTIONS WITH RESPECT TO THE OFFER TO ACQUIRE FOR CASH OR EXCHANGE FOR
 SERVICEMASTER SHARES ALL OUTSTANDING SHARES OF COMMON STOCK OF BAREFOOT INC.

  The undersigned acknowledge receipt of your letter and the enclosed Offering Circular/Prospectus, dated January , 1997, and the related Letter of Transmittal/Form of Election (which together constitute the "Offer") relating to the offer by ServiceMaster Limited Partnership, a Delaware limited partnership ("ServiceMaster"), to acquire all of the outstanding shares of common stock, par value $.01 per share (the "Barefoot Shares"), of Barefoot Inc., a Delaware corporation, together with the associated Series A Junior Participating Preferred Stock Purchase Rights, not already owned by ServiceMaster, for, at the election of the holder, either: (i) $16.00 in cash, without any interest thereon (the "Cash Consideration"); or (ii) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share ("ServiceMaster Share") of limited partnership interest in ServiceMaster, determined by dividing $16.00 by the greater of (x) $23.00 or
(y) the average (without rounding) of the closing price (the "Average ServiceMaster Share Price") of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the Expiration Date (as defined) and rounding the result to the nearest one one-hundred thousandth of a share (the "Share Consideration").

  This will instruct you to (i) tender to ServiceMaster the number of Barefoot Shares indicated below (or if no number is indicated below, all Barefoot Shares) that are held by you for the account of the undersigned and (ii) elect the Cash Consideration or the Share Consideration for such tendered Barefoot Shares as is indicated below, upon the terms and subject to the conditions set forth in the Offer.

Dated: _________________ , 1997

                                          -------------------------------------

                                          -------------------------------------
 Total Number of Barefoot                             Signature(s)
 Shares to be Tendered:*                  -------------------------------------

                                          -------------------------------------
 Number of Tendered Barefoot                          Print name(s)
 Shares as to which Cash                  -------------------------------------
 Consideration is elected:                -------------------------------------
 Shares                                                Address(es)

                                          -------------------------------------
 Number of Tendered Barefoot                 Area Code and Telephone Number
 Shares as to which Share                 -------------------------------------
 Consideration is elected:                    IRS Identification or Social
 Shares                                              Security Number
--------

*I understand that if I sign this instruction form without indicating a lesser number of Barefoot Shares in the space above, all Barefoot Shares held by you for my account will be tendered to ServiceMaster and that if I do not specify which type of consideration is elected for any Barefoot Share(s), I will receive the Cash Consideration for such Barefoot Share(s).

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